Exhibit 99.2
[GRAPHIC OMITTED]                           NEWS RELEASE

                                                                Contact:
                                                                Bea Slizewski
                                                                Agrilink Foods
                                                                585-264-3189


          AGRILINK ANNOUNCES CONSENT SOLICITATION FROM NOTEHOLDERS TO
                       FACILITATE VESTAR EQUITY INVESTMENT


ROCHESTER, New York, July 9, 2002... Agrilink Foods, Inc. ("Agrilink") announced today that it is soliciting consents from the holders of its 11 7/8% Senior Subordinated Notes due 2008 (the "Notes") to amend or waive the application of certain provisions of the indenture governing the Notes. The proposed amendments and requested waivers would facilitate a $175 million equity investment by Vestar/Agrilink Holdings LLC ("Vestar"), an affiliate of Vestar Capital Partners IV, L.P., in Agrilink and certain other transactions to be consummated in connection with that equity investment (the "Recapitalization"). On June 21, Vestar and Agrilink announced they had signed a definitive agreement with respect to the Recapitalization.

The consent solicitation commenced today and will expire at 5:00 p.m., U.S. New York City time, on July 22, 2002, unless extended (the "Expiration Date"). Only record holders of Notes as of the close of business on July 8, 2002 (the "Record Date") will be eligible to consent to the proposed amendments and requested waivers. The consent solicitation requires that consents from record holders representing 75% in aggregate principal amount of the outstanding Notes be received and not revoked prior to the Expiration Date. Only those record holders of Notes who have delivered and not revoked consents prior to the Expiration Date will be entitled to receive a consent payment. If the requisite consents are obtained, Agrilink will pay to holders of the Notes as of the Record Date that delivered and did not revoke valid consents prior to the Expiration Date, for each $1,000 in principal amount of outstanding Notes, $1.25 in cash, at or promptly following the closing of the Recapitalization and upon the terms and subject to the conditions of the consent solicitation. Agrilink currently expects the Recapitalization to be consummated on or about August 1, 2002. Agrilink has retained Lehman Brothers Inc. as Solicitation Agent and

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Agrilink announces consent solicitation (p.2)

D.F. King & Co., Inc. as Information Agent and Tabulation Agent. Information concerning the consent solicitation can be obtained by calling Lehman Brothers Inc. at 212-528-7581 or 800-438-3242. Requests for assistance or additional sets of the consent solicitation materials may be directed to D.F. King & Co., Inc. at 212-269-5550 (for banks and brokers) and 800-669-5550 (for all others).

Rochester, N.Y.-based Agrilink Foods, the country's largest manufacturer and marketer of frozen vegetables, anticipates generating sales in excess of $1 billion for its fiscal year ending June 29, 2002. The Company markets its branded frozen vegetable products under the Birds Eye, Birds Eye Voila!, Freshlike and McKenzie's names. In addition, Agrilink produces other branded processed foods, including canned vegetables (Freshlike and Veg-All), pie fillings (Comstock and Wilderness), chili and chili ingredients (Nalley and Brooks), salad dressings (Bernstein's and Nalley) and snacks (Tim's, Snyder of Berlin and Husman's). Agrilink also produces many of these products for the private label, food service and industrial markets.


This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to: the consummation of the equity investment by Vestar; the impact of strong competition in the food industry, including competitive pricing; the impact of changes in consumer demand; the impact of weather on the volume and quality of raw product; the inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; the continuation of our success in integrating operations, including the realization of anticipated synergies in operations and the timing of any such synergies, and the availability of acquisition and alliance opportunities; our ability to achieve gains in productivity and improvements in capacity utilization; our ability to service debt; interest rate fluctuations; and effectiveness of marketing and shifts in market demand. Please refer to Agrilink Foods' Annual Report on Form 10-K for the fiscal year ended June 30, 2001 as well as other reports and information filed by Agrilink Foods with the Securities and Exchange Commission for more information on factors that could cause actual results to differ.

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